                                                           Exhibit 12.1



Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the twelve month periods ended December 31, 1997 and December 31, 1997

                                              For the twelve months ended
                                       December 31, 1997        December 31, 1996
                                       -----------------        -----------------
Net income                               $      37,547            $        9,096
Interest expense                                33,997                    31,734
                                       ---------------          ----------------
Earnings before interest                        71,524                    40,830

Interest expense                                33,977                    31,734
Preferred dividends                             10,160                     2,625
                                       ---------------          ----------------
Fixed charges                                   44,137                    34,359

Earnings to fixed charges and
  preferred stock dividend requirements           1.62                      1.19
                                       ---------------          ----------------
                                       ---------------          ----------------